Exhibit 99.1
FOR IMMEDIATE RELEASE
NanoString Technologies Releases Operating Results for Second Quarter of 2016

Revenue Growth of 73% Year-Over-Year Driven by Strong nCounter SPRINT Demand, Robust Consumable Pull-Through and Achievement of Biopharma Collaboration Milestones

SEATTLE - August 3, 2016 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter Financial Highlights

•	Total revenue of $22.6 million, 73% year-over-year growth

•	Total product and service revenue of $17.5 million, 40% year-over-year growth

•	Consumables revenue of $10.3 million, including $1.2 million of Prosigna® IVD kits, 39% year-over-year growth

•	Instrument revenue of $6.4 million, 46% year-over-year growth

•	Collaboration revenue of $5.1 million

“We had a successful second quarter characterized by strong commercial execution and rapid progress in delivering against diagnostic milestones in our biopharma collaborations,” said president and chief executive officer Brad Gray. “Demand for our nCounter® platform was robust across all products and geographies. Our nCounter SPRINT™ Profiler accounted for approximately half of units sold, driving 46% year-on-year growth in instrument revenue and underscoring the value of SPRINT in reaching new customers and expanding our installed base.”

Recent Business Highlights

•	Grew installed base to over 410 nCounter Analysis Systems at June 30, 2016

•
Achieved milestones in the Merck and Medivation & Astellas collaborations valued at $13.5 million, of which $5.0 million was received in the second quarter and $8.5 million was received in the third quarter

•
Over 30 abstracts presented at the June 2016 annual meeting of the American Society of Clinical Oncology (ASCO) demonstrating the value of the nCounter platform, including several highlighting investigational assays for immuno-oncology and lymphoma

•	Received positive Medical Coverage Policy decisions from Aetna and Cigna for the Prosigna® Breast Cancer Gene Signature Assay

•
Presented first proof-of-concept data for digital immunohistochemistry (IHC), a novel technology to simultaneously count multiple protein targets in the spatial context of tumor tissue biopsies, at the American Association for Cancer Research (AACR) conference

Second Quarter Financial Results
Revenue for the three months ended June 30, 2016 increased by 73% to $22.6 million, as compared to $13.1 million for the second quarter of 2015. Instrument revenue was $6.4 million, up 46% versus the prior year period, resulting from strong demand for all products in all regions. Consumables revenue, excluding Prosigna, was $9.1 million for the second quarter of 2016, 32% higher than in the comparable 2015 quarter. Prosigna IVD kit revenue was $1.2 million for the quarter, an increase of 110% over the second quarter of 2015. Collaboration revenue totaled $5.1 million, benefiting from the achievement of multiple milestones in diagnostic development collaborations. Gross margin on product and service revenue was 55% for the second quarter of 2016, up from 53% for the second quarter of 2015.

Research and development expense increased by 52% to $8.8 million for the second quarter of 2016 versus $5.8 million for the second quarter of 2015, reflecting increased costs associated with biopharma collaborations announced earlier this year and new products and technologies under development for the life science research market. Selling, general and administrative expense was $15.5 million for the second quarter of 2016 compared to $12.8 million for the prior year period.

Net loss for the three months ended June 30, 2016 declined to $10.8 million, or a loss of $0.55 per diluted share, compared with $12.4 million, or a loss of $0.66 per diluted share, for the second quarter of 2015.

Outlook for 2016
The company raised its financial outlook for 2016 as follows:

•	Total revenue was increased to the range of $89 million to $93 million, as compared to the previous range of $86 million to $90 million

•	Gross margin on product and service revenues in the range of 54% to 55%, unchanged

•	Operating expenses in the range of $94 million to $99 million, unchanged

•	Operating loss guidance was reduced to the range of $37 million to $40 million, as compared to the previous range of $40 million to $43 million

•	Net loss per share range was reduced to $2.15 to $2.30, as compared to the previous range of $2.30 to $2.45

•	Cash from collaborations in 2016 in the range of $40 million to $45 million, unchanged

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss quarterly operating results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning August 3, 2016 at 7:30pm ET through midnight on August 4, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 42135981. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,200 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the expected growth of the company’s business, the capabilities of its current and future products, its ability to develop, maintain or expand collaborative relationships, and its estimated 2016 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter SPRINT and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Instruments	$6,444	$4,401	$9,846	$8,770
Consumables	9,068	6,844	16,276	12,347
In vitro diagnostic kits	1,241	592	1,995	973
Services	735	661	1,507	1,240
Total product and service revenue	17,488	12,498	29,624	23,330
Collaboration	5,139	568	7,700	1,329
Total revenue	22,627	13,066	37,324	24,659
Costs and expenses:
Cost of product and service revenue	7,871	5,871	13,741	11,211
Research and development	8,799	5,798	16,007	11,714
Selling, general and administrative	15,507	12,823	30,411	26,948
Total costs and expenses (a) (b)	32,177	24,492	60,159	49,873
Loss from operations	(9,550)	(11,426)	(22,835)	(25,214)
Other income (expense):
Interest income	94	56	162	123
Interest expense	(1,326)	(1,001)	(2,641)	(1,985)
Other expense	12	(33)	(59)	(222)
Total other income (expense), net	(1,220)	(978)	(2,538)	(2,084)
Net loss before provision for income taxes	(10,770)	(12,404)	(25,373)	(27,298)
Provision for income taxes	(35)	—	(35)	—
Net loss	$(10,805)	$(12,404)	$(25,408)	$(27,298)
Net loss per share, basic and diluted	$(0.55)	$(0.66)	$(1.29)	$(1.47)
Shares used in calculating basic and diluted net loss per share	19,803	18,831	19,736	18,572

(a) Includes $2.4 million and $1.7 million of stock-based compensation expense for the three months ended June 30, 2016 and 2015, respectively, and $4.3 million and $2.9 million for the six months ended June 30, 2016 and 2015, respectively.

(b) Includes $0.8 million and $0.6 million of depreciation and amortization expense for the three months ended June 30,
2016 and 2015, respectively, and $1.5 million and $1.1 million for the six months ended June 30, 2016 and 2015, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$19,294	$21,856
Short-term investments	37,846	27,188
Accounts receivable, net	25,238	19,725
Inventory	12,510	10,138
Prepaid expenses and other	3,599	3,886
Total current assets	98,487	82,793
Property and equipment, net	10,646	9,414
Other assets	741	662
Total assets	$109,874	$92,869
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,973	$3,243
Accrued liabilities	8,738	12,181
Deferred revenue, current portion	16,873	5,261
Deferred rent, current portion	172	—
Lease financing obligations, current portion	149	226
Total current liabilities	29,905	20,911
Deferred revenue, net of current portion	27,188	6,486
Deferred rent and other liabilities, net of current portion	5,853	4,257
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	46,596	41,000
Total liabilities	109,542	72,654
Total stockholders’ equity	332	20,215
Total liabilities and stockholders’ equity	$109,874	$92,869

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768